Exhibit 99.1

Sourcefire Announces 2010 First Quarter Results

Posts Record First Quarter Results

  Revenue: $25.8 million, an increase of 39% year-over-year
  GAAP Net Income: $0.8 million, or $0.03 per diluted share
  Adjusted Net Income: $2.0 million, or $0.07 per diluted share

COLUMBIA, Md.--(BUSINESS WIRE)--April 29, 2010--Sourcefire, Inc. (Nasdaq: FIRE), the creators of SNORT® and a leader in intelligent cybersecurity solutions, today announced financial results for its fiscal first quarter ended March 31, 2010.

“Building on the success we had in 2009, we had a strong start in our first quarter,” said John Burris, CEO of Sourcefire. “I’m very pleased that we posted our fourth consecutive quarter of positive earnings and a profitable first quarter for the first time in the Company’s history.”

Financial Summary

  Total Revenues - Revenues for 1Q10 were $25.8 million compared to $18.6 million in 1Q09, an increase of 39%.
  GAAP Net Income - Net income was $0.8 million for 1Q10, or $0.03 per diluted share, on the basis of generally accepted accounting principles (GAAP), compared with GAAP net loss of $1.1 million, or a loss of $0.04 per diluted share, in 1Q09.
  Adjusted Net Income - Adjusted net income for 1Q10, which excludes stock-based compensation expense and assumes a tax rate of 35%, was $2.0 million, or $0.07 per diluted share. This compares to adjusted net income in 1Q09, which excludes stock-based compensation expense and assumes a tax rate of 35%, of $0.1 million, or $0.00 per diluted share.
  Balance Sheet - As of March 31, 2010, the Company’s cash, cash equivalents and investments totaled $134.2 million.

First Quarter Company Highlights

International Expansion & Indirect Channel Development

  Increased U.S. commercial revenues to $12.2 million, up 28% over 1Q09.
  Increased U.S. federal sector revenues to $6.1 million, up 132% over 1Q09.
  Increased international revenues to $7.5 million, up 17% over 1Q09.
  Achieved channel influenced deals of 30% of total 1Q10 deals, compared with 17% in 1Q09.
  Launched the Global Security Alliance Channel Program, a new multi-tiered marketing and training program for resellers and distributors. Sourcefire created the program to strengthen channel reseller relationships and support them through higher margin sales training and marketing activities. Sourcefire has closely aligned its field sales team and marketing programs with channel partners and added increased training and incentives to position itself as the channel's "Trusted Go To Security Provider."
  Added new Regional Sales Director of Central and Eastern Europe overseeing sales in Germany, Austria, Switzerland and across the Eastern European countries.

Innovation & Recognition

  Recognized by Everything Channel's CRN magazine for work of two of the Company’s executives. Company founder and CTO, Martin Roesch, named a Security Superstar and Chris Peterson, Vice President of Worldwide Channel Sales, named a 2010 Channel Chief. Sourcefire is dedicating significant resources to the channel, providing products and programs to help our partners build customer loyalty.
  Led the industry in same-day patch coverage with the Sourcefire VRT. The Sourcefire VRT is dedicated to protecting Sourcefire customers and Snort users by verifiably defending against attacks on vulnerabilities before specific exploits proliferate in the wild, while minimizing false positives and eliminating false negatives.
  Partnered with Immunet to deliver cloud-based antivirus protection. The companies are delivering a free, Windows-based version of the ClamAV® antivirus solution. The new ClamAV for Windows leverages Immunet's Cloud-based Collective Immunity® technology, linking together a user's network of friends to identify new threats in real-time, providing instant protection across the product's user-base.
  Named a finalist in two categories for SC Magazine Awards 2010 Europe. The company has been selected as a finalist in the Best Network Security group and the New! Best Secure Virtualization Solution category.
  Expanded the Sourcefire 3D System to support the Xen 3.3.2 and 3.4.2 virtualization platforms. Now supporting the two leading virtual environments – Xen and VMware – Sourcefire is enabling customers with diverse virtual platforms to further protect these investments, while also leveraging these resources to increase intrusion prevention capabilities.

Second Quarter 2010 Outlook

Based on information as of April 29, 2010, Sourcefire expects revenue for the second quarter of 2010 in the range of $27.2 million to $28.7 million, net income per diluted share in the range of $0.02 to $0.05 and, on an adjusted basis, net income per diluted share in the range of $0.06 to $0.09. Sourcefire’s expectation of adjusted net income per diluted share excludes stock-based compensation expense for the second quarter in the expected range of $2.0 million to $2.2 million and includes an adjustment to reflect the effect of an assumed tax rate of 35%.

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, in evaluating the operating performance of its business, Sourcefire’s management excludes certain charges and credits that are required by GAAP. These non-GAAP results provide useful information to both management and investors by excluding (i) stock-based compensation, which does not involve the expenditure of cash, and (ii) items that Sourcefire believes may not be indicative of the Company’s operating performance, because either they are unusual and Sourcefire does not expect them to recur in the ordinary course of its business or they are unrelated to the ongoing operation of the business in the ordinary course.

The non-GAAP results have also been adjusted to reflect the effect of an assumed tax rate of 35%, which differs from the Company’s GAAP tax rate. Sourcefire believes this adjustment provides useful information to both management and investors because it more accurately reflects the Company’s expected long-term tax rate.

The specific non-GAAP measures reported by Sourcefire are adjusted net income, adjusted net income per share and adjusted income from operations. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table following the financial statements attached to this press release. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Conference Call and Webcast

On Thursday, April 29, 2010 at 8:30 a.m. Eastern Time, Sourcefire will host a conference call to review these results. A listen-only web cast of the session will be available at http://investor.sourcefire.com. Those wishing to participate in the live session should use the following numbers to dial in:

Calling from the United States or Canada: 866-356-3095
Calling from other countries: 617-597-5391
Pass code: 58594200

An online replay will be available at http://investor.sourcefire.com following the completion of the live call and will remain available for at least 90 days.

About Sourcefire

Sourcefire, Inc. (Nasdaq:FIRE) is a world leader in intelligent Cybersecurity solutions. Sourcefire is transforming the way Global 2000 organizations and government agencies manage and minimize network security risks. Sourcefire’s IPS and Real-time Adaptive Security solution equips customers with an efficient and effective layered security defense – protecting network assets before, during and after an attack. Through the years, Sourcefire has been consistently recognized for its innovation and industry leadership by customers, media and industry analysts alike – with more than 50 awards and accolades. Today, the names Sourcefire and founder Martin Roesch have grown synonymous with innovation and network security intelligence. For more information about Sourcefire, please visit http://www.sourcefire.com.

SOURCEFIRE®, SNORT®, the Sourcefire logo, the Snort and Pig logo, SECURITY FOR THE REAL WORLD™, SOURCEFIRE DEFENSE CENTER®, SOURCEFIRE 3D®, RNA®, RUA™, DAEMONLOGGER™, CLAMAV®, SOURCEFIRE SOLUTIONS NETWORK™, and certain other trademarks and logos are trademarks or registered trademarks of Sourcefire, Inc. in the United States and other countries. Other company, product and service names may be trademarks or service marks of others.

Cautionary Language Concerning Forward-Looking Statements

The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. These statements include expectations regarding financial results for the second quarter of 2010 and the Company’s future profitability. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of Sourcefire, Inc. may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, the fact that the outlook for the second quarter of 2010 could change, and also include, without limitation, those risks and uncertainties described from time to time in the reports filed by Sourcefire, Inc. with the U.S. Securities and Exchange Commission. Sourcefire, Inc. undertakes no obligation to update any forward-looking statements.

Sourcefire, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2010	2009
Revenue:	(unaudited)	(unaudited)
Products	$14,338	$9,868
Technical support and professional services	11,493	8,732
Total revenue	25,831	18,600
Cost of revenue:
Products	3,796	2,767
Technical support and professional services	1,405	1,382
Total cost of revenue	5,201	4,149
Gross profit	20,630	14,451

Operating expenses:
Research and development	3,795	3,320
Sales and marketing	10,619	7,870
General and administrative	4,319	3,843
Depreciation and amortization	814	821
Total operating expenses	19,547	15,854
Income (loss) from operations	1,083	(1,403)
Other income, net	-	361
Income (loss) before income taxes	1,083	(1,042)
Provision for income taxes	273	75
Net income (loss)	$810	$(1,117)

Net income (loss) per share - basic	$0.03	$(0.04)
Net income (loss) per share - diluted	$0.03	$(0.04)

Weighted average shares outstanding used in computing per share amounts:
Basic	27,220,667	25,934,259
Diluted	29,060,559	25,934,259

Stock-based compensation expense for the three months ended March 31, 2010 and 2009 is included in the Consolidated Statements of Operations as follows (in thousands):

	Three Months Ended March 31,
	2010	2009
	(unaudited)	(unaudited)
Cost of revenue (product)	$31	$11
Cost of revenue (services)	71	33
Stock-based compensation expense included in cost of revenue	102	44

Research and development	318	205
Sales and marketing	666	383
General and administrative	840	570
Stock-based compensation included in operating expenses	1,824	1,158
Total stock-based compensation expense	$1,926	$1,202

Sourcefire, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2010	2009
Assets	(unaudited)
Cash and cash equivalents	$58,022	$53,071
Investments	76,136	70,149
Accounts receivable, net	25,554	32,771
Inventory	4,728	4,414
Prepaid expenses and other current assets	3,698	4,428
Property and equipment, net	7,800	7,447
Other long-term assets	1,969	1,887
Total assets	$177,907	$174,167

Liabilities
Accounts payable and accrued expenses	$8,060	$10,945
Deferred revenue	36,251	34,177
Other liabilities	947	556
Total liabilities	45,258	45,678

Stockholders' Equity
Common stock	27	26
Additional paid-in capital	173,532	170,157
Accumulated deficit	(40,906)	(41,716)
Accumulated other comprehensive income (loss)	(4)	22
Total stockholders' equity	132,649	128,489

Total liabilities and stockholders' equity	$177,907	$174,167

Sourcefire, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	2010	2009
	(unaudited)	(unaudited)
Net income (loss)	$810	$(1,117)
Adjustments to reconcile net income (loss) to net cash provided by operating activities	10,177	5,386
Net cash provided by operating activities	10,987	4,269

Net cash (used in) provided by investing activities	(7,484)	6,676

Net cash provided by financing activities	1,448	96
Net increase in cash and cash equivalents	4,951	11,041
Cash and cash equivalents at beginning of period	53,071	39,768
Cash and cash equivalents at end of period	$58,022	$50,809

Sourcefire, Inc.
Reconciliation of Non-GAAP Measures to GAAP
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2010	2009
	(unaudited)	(unaudited)
Reconciliation of adjusted income (loss) from operations:
GAAP income (loss) from operations	$1,083	$(1,403)
Stock-based compensation expense	1,926	1,202
Adjusted income (loss) from operations	$3,009	$(201)
Adjusted income (loss) from operations as % of total revenue	11.6%	NA

Reconciliation of adjusted net income:
GAAP net income (loss)	$810	$(1,117)
Stock-based compensation expense	1,926	1,202
Income tax adjustment*	(780)	19
Adjusted net income**	$1,956	$104

Adjusted net income per share - basic	$0.07	$0.00
Adjusted net income per share - diluted	$0.07	$0.00

Weighted average number of shares - basic	27,220,667	25,934,259
Weighted average number of shares - diluted***	29,060,559	27,012,955

* Income tax adjustment is used to adjust the GAAP provision for income taxes to a Non-GAAP provision for income taxes utilizing an estimated tax rate of 35%.

**Adjusted net income for the three months ended March 31, 2009 has been revised to reflect an income tax adjustment in order to conform with the current year presentation.

***For the three months ended March 31, 2009, the effect of dilutive securities was excluded from GAAP diluted weighted average shares due to the reported net loss under GAAP, but is included for non-GAAP diluted weighted average shares since we have non-GAAP net income.

CONTACT:
Media Contact:
Welz & Weisel Communications
Tony Welz, Principal
703-218-3555 x226
tony@w2comm.com
or
Investor Contact:
Sourcefire, Inc.
Tania Almond, Investor Relations Officer
410-423-1919
tania.almond@sourcefire.com